BRIXMOR PROPERTY GROUP INC.
RESTRICTED STOCK UNIT AGREEMENT
(TRSUs, PRSUs, and OPRSUs)

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) dated as of the Effective Date set forth in the Award Certificate attached hereto (the “Award Certificate”) is made by and between Brixmor Property Group Inc. (together with its Subsidiaries and any successors thereto, the “Company”) and the Participant set forth in the Award Certificate. The Award Certificate is included with and made part of this Agreement. In this Agreement and each Award Certificate, unless the context otherwise requires, words and expressions shall have the meanings given to them in the Plan, except as herein defined.
1.    Definitions.
For purposes of this Agreement, the following terms shall have the following meanings:
(a)“Achievement Percentage” means the “Percentage of Award Earned” specified with respect to the threshold, target, above target and maximum levels for each Performance Component set forth in the Award Certificate, or a percentage determined using linear interpolation if actual performance falls between any two specified levels. In the event that actual performance does not meet the lowest level for any Performance Component (i.e., the threshold level), the “Achievement Percentage” with respect to such Performance Component shall be zero.

(b)“Award” means the award(s) as set forth in the Award Certificate.

(c)“Award Certificate” means the certificate attached to this Agreement specifying the Participant, Effective Date, the Award, the applicable Performance Periods, and the applicable Performance Components for the Award.

(d)“Board” means the Board of Directors of Brixmor Property Group Inc.

(e)“Brixmor TSR” means the compound annual growth rate, expressed as a percentage and rounded to the nearest one decimal point, in the value of a share of Common Stock due to stock appreciation and dividends, assuming dividends are reinvested in Common Stock, over the Performance Period. For this purpose, the “Beginning Stock Price” means the price per share of Common Stock set forth in the Award Certificate (which is the closing price of the Common Stock on the NYSE as of the last trading day before the beginning of the Performance Period), and the “Ending Stock Price” shall be the closing sales price of the Common Stock on the last trading day of the Performance Period.

(f)“CAGR of Cumulative FFO Per Share” means the annual growth rate, expressed as a percentage and rounded to the nearest one decimal point, in the NAREIT FFO Per Share over the Performance Period. For this purpose, the “Beginning FFO Per Share” means the NAREIT FFO Per Share determined with respect to the calendar year that ends immediately prior to the beginning of the Performance Period, and the “Ending FFO Per Share” means the NAREIT FFO Per Share determined with respect to the calendar year that ends on the last day of the Performance

Period.

(g)“CAGR of Same Property NOI” means the annual growth rate, expressed as a percentage and rounded down to the nearest one decimal point, in Same Property NOI over the Performance Period with respect to the pool of properties that is both owned and included in the Company’s Same Property NOI calculation through the entirety of the Performance Period (the “Property Pool”). For this purpose, the “Beginning Same Property NOI” means the dollar amount of Same Property NOI with respect to the Property Pool as of the end of the calendar year that ends immediately prior to the beginning of the Performance Period, and the “Ending Same Property NOI” means the dollar amount of Same Property NOI with respect to the Property Pool as of the end of the calendar year that ends on the last day of the Performance Period.

(h)“Common Stock” means the common stock, par value $0.01 per share, of the Company (and any stock or other securities into which such Common Stock may be converted or into which it may be exchanged).

(i)“Determination Date” means the applicable Determination Date with respect to an Award set forth in the Award Certificate.

(j)“Effective Date” means the Effective Date set forth in the Award Certificate.

(k)“Fully Diluted Shares” means the fully diluted share count of the Company, as reported in the Company’s supplemental disclosure for the most recent fiscal quarter, including for the avoidance of doubt, the number of outstanding OP Units not owned by the Company.

(l)“NAREIT FFO” has the meaning set forth in the Company’s Supplemental Disclosure and shall be calculated in accordance therewith; provided, however, said amount shall be adjusted for non-cash GAAP rental adjustments.

(m)“NAREIT FFO Per Share” means the per share amount obtained by dividing the NAREIT FFO by the Fully Diluted Shares.

(n)“OPRSU” or “Outperformance Restricted Stock Unit” means a time-based restricted stock unit that may be granted pursuant to the Plan based on performance over the applicable Performance Period.

(o)“Participant” means the Eligible Person whose name is set forth in the Award Certificate.

(p)“Performance Component” means the performance criteria applicable to the Award, as set forth in the Award Certificate.

(q)“Performance Period” means the applicable period set forth in the Award Certificate.

(r)“Plan” means the Brixmor Property Group Inc. 2013 Omnibus Incentive Plan, as amended from time to time.

(s)“PRSU” or “Performance Restricted Stock Unit” means a performance-based restricted stock unit granted hereunder pursuant to the Plan.

(t)“Qualifying Termination” means a termination of the Participant’s employment (w) by the Company without Cause or while the Participant has a Disability (as such terms are defined in the Plan), (x) if the Participant’s written employment agreement with the Company (or any Affiliate) includes a definition of “good reason” or “constructive termination,” by the Participant for “good reason” or “constructive termination” (as defined in such written employment agreement), (y) which is a Retirement, or (z) resulting from the Participant’s death. Notwithstanding the definition of Cause as set forth in the Plan, for purposes of this Agreement, the termination of the Participant’s employment by the Company for poor performance (as determined in the sole judgment of a majority of the management committee) shall constitute a termination by the Company for Cause. In addition, for purposes of the TRSUs and the OPRSUs, Retirement shall not constitute a Qualifying Termination.

(u)“Relative TSR Percentile” means the percentile ranking of the Brixmor TSR over the Performance Period relative to the total shareholder return of the constituent companies in the FTSE NAREIT Shopping Center Index (or any successor or replacement index thereto or therefor) over the Performance Period (calculated in a manner consistent with the calculation of the Brixmor TSR pursuant to this Agreement).

(v)“Relative Weighting” means, in respect of any Performance Component, the “Relative Weighting” set forth for such Performance Component in the Award Certificate.

(w)“RSU” or “Restricted Stock Unit” means a TRSU, PRSU, or OPRSU, either individually or in the aggregate, as the context may require.

(x) “Retirement” means the Participant’s Termination of Employment with the Company, other than for Cause, following the date on which (i) the sum of the following equals or exceeds 65 years: (A) the number of years of the Participant’s Employment with the Company and any predecessor company, and (B) the Participant’s age on the Termination Date, (ii) the Participant has attained the age of 55 years old, and (iii) the number of years of the Participant’s Employment with the Company and any predecessor company is at least five. Notwithstanding the foregoing and the definition of Termination of Employment, for purposes of this Agreement and this definition of Retirement, Retirement shall not include a Participant’s resignation from the Company when such resignation is given in connection with the Participant’s prior acceptance (or planned or contemplated acceptance) of an employment or consulting position or arrangement with another person or company.

(y)“Same Property NOI” has the meaning set forth in the Company’s Supplemental Disclosure and shall be calculated in accordance therewith.

(z)“Target PRSUs” means the number of “Target PRSUs” set forth in the Award Certificate with respect to the PRSUs.

(aa)“Termination Date” means the effective date of a Termination of Employment for any reason.

(ab)“Termination of Employment” means a “separation from service” of the Participant from the Company, as defined under Section 409A.

(ac)“Threshold OPRSUs” means the number of “Threshold OPRSUs” set forth in the Award Certificate with respect to the OPRSUs.

(ad)“TRSU” or “Time Restricted Stock Unit” means a time-based restricted stock unit granted hereunder pursuant to the Plan.

2.Grant of Awards; Calculation of Awards

(a)Grant of Awards.

(i)The Company hereby grants to the Participant a number of TRSUs under the Award equal to the number of TRSUs set forth in the Award Certificate, which TRSUs shall be subject to the satisfaction of the service vesting conditions set forth in the Award Certificate and herein.

(ii)The Company hereby grants to the Participant the opportunity to earn a number of PRSUs under the Award equal to the ranges set forth in the Award Certificate (with a threshold, target, above target, and maximum number of PRSUs for the Award). The actual number of PRSUs earned under the Award (the “Earned PRSUs”) shall be determined pursuant to Section 2(b), and further, the Earned PRSUs shall be subject to the satisfaction of the service vesting conditions set forth in the Award Certificate and herein.

(iii)The Company will grant to the Participant, as of the Determination Date, a number of OPRSUs under the Award equal to the number of OPRSUs, if any, determined pursuant to Section 2(c) (the “Earned OPRSUs”).

(b)Calculation of Number of Earned PRSUs. Following the last day of the Performance Period applicable to the PRSUs, subject to the Participant’s continued Employment through the last day of the Performance Period (except as otherwise provided in Section 5):

(i)The total number of Earned PRSUs under the Award shall be calculated by the Committee with respect to the Performance Component. The total number of Earned PRSUs shall be equal to the product of (A) the number of Target PRSUs for the Performance Component, multiplied by (B) the Achievement Percentage for the Performance Component. In the event that the Company’s actual performance does not meet the threshold level for the Performance Component, no PRSUs shall be earned in respect of the Performance Component. The total number of Earned PRSUs shall in no event exceed the number of Maximum PRSUs set forth in the Award Certificate; provided, however, that notwithstanding the foregoing, in the event that the Brixmor TSR for the Performance Period is less than zero (i.e., is negative), then the total number of Earned PRSUs shall in no event exceed the number of Target PRSUs set forth in the Award Certificate. All PRSUs that do not become Earned PRSUs shall be forfeited automatically and without further action as of the Determination Date.

(ii)The foregoing calculation shall be made no later than 75 days following the Determination Date (or as soon thereafter as reasonably practicable), at which time the Company shall notify the Participant of the total number of Earned PRSUs (rounded down to the nearest whole PRSU).

(iii)The levels of achievement with respect to the Performance Component shall be adjusted from time to time by the Committee as it deems equitable and necessary in light of acquisitions, dispositions, and other non-routine and opportunistic expenses, transactions, or extraordinary or one-time events that impact the Company’s operations or the measurement of any Performance Component.

(c)Calculation of Number of Earned OPRSUs. Following the last day of the Performance Period applicable to the OPRSUs, subject to the Participant’s continued Employment through the last day of the Performance Period (except as otherwise provided in Section 5):

(i)The total number of Earned OPRSUs that may be granted as of the Determination Date to the Participant under the Award shall be calculated by the Committee with respect to each Performance Component. The total number of Earned OPRSUs that may be granted as of the Determination Date shall be equal to the product of (A) the total number of TRSUs set forth in the Award Certificate, multiplied by (B) the Multiplier applicable to the Performance Level Achieved for each Performance Component (after taking into account each Performance Component’s Relative Weighting) as set forth in the Award Certificate. In the event that the Company’s actual performance does not meet the threshold level for either of the Performance Components, no OPRSUs shall be granted in respect of that Performance Component. The total number of Earned OPRSUs shall in no event exceed the number of Maximum OPRSUs set forth in the Award Certificate.

(ii)The foregoing calculation shall be made no later than 75 days following the Determination Date (or as soon thereafter as reasonably practicable), at which time the Company shall notify the Participant of the total number of Earned OPRSUs (rounded down to the nearest whole OPRSU).

(iii)The levels of achievement with respect to the Performance Component shall be adjusted from time to time by the Committee as it deems equitable and necessary in light of acquisitions, dispositions, and other non-routine and opportunistic expenses, transactions, or extraordinary or one-time events that impact the Company’s operations or the measurement of any Performance Component.

3.Vesting. Subject to Section 5, the RSUs shall become vested as follows, subject to the Participant’s continued Employment with the Company through the applicable date(s) (each, a “Vesting Date” and such RSU that vests, a “Vested RSU”):

(a)With respect to the TRSUs, one-third of the TRSUs shall vest on January 1st of each first, second, and third calendar years following the Effective Date;

(b)With respect to the Earned PRSUs, if any, the Earned PRSUs shall become vested with respect to 50% of such Earned PRSUs on the Determination Date, with respect to an additional 25% of such Earned PRSUs on the first anniversary of the Determination Date, and with respect to an additional 25% of such Earned PRSUs on the second anniversary of the Determination Date.

(c)With respect to the Earned OPRSUs, if any, the Earned OPRSUs shall become vested with respect to 50% of such OPRSUs on the Determination Date, with respect to an additional 25% of such Earned OPRSUs on the first anniversary of the Determination Date, and with respect to an additional 25% of such Earned OPRSUs on the second anniversary of the Determination Date.

4.Issuance of Common Stock.

(a)Settlement of Vested RSUs. Shares of Common Stock underlying a Vested RSU shall be transferred to the Participant as soon as administratively practicable following the applicable Vesting Date, but in no event later than March 15th of the calendar year following the calendar year in which such Vesting Date occurs. No shares of Common Stock shall be issued to the Participant in respect of an RSU prior to the applicable Vesting Date. After an RSU becomes a Vested RSU, the Company shall promptly cause to be registered in the Participant’s name or in the name of the executor or personal representative of the Participant’s estate, as the case may be, one share of Common Stock in payment for each such Vested RSU. For purposes of this Agreement, the date on which Vested RSUs are converted into shares of Common Stock shall be referred to as the “Settlement Date.”

(b)Fractional RSUs. In the event the Participant is vested in a fractional portion of an RSU, such portion shall be rounded down to the nearest whole number.

5.Effects of Certain Events.

(a)General. Subject to Section 5(b), in the event that the Participant’s Employment with the Company is terminated, any unvested RSUs (including, for the avoidance of doubt, unvested TRSUs, unearned PRSUs, earned but unvested PRSUs, unearned and not-yet-granted OPRSUs and earned but unvested OPRSUs) and any associated Dividend Equivalent Amount shall be forfeited automatically and without further action as of the Termination Date.
(b)Qualifying Termination. Notwithstanding Section 5(a):

(i)With respect to the TRSUs, in the event of the Participant’s Qualifying Termination prior to the vesting of all tranches of the TRSUs (i.e, prior to the January 1st of the third calendar year following the Effective Date), all unvested TRSUs shall automatically and immediately vest as of the Termination Date. In such case, such number of TRSUs shall be deemed vested in full and settled pursuant to Section 4(a), with the “Vesting Date” meaning the Termination Date.

(ii)With respect to the PRSUs, in the event of the Participant’s Qualifying Termination prior to the completion of the Performance Period, a portion of the PRSUs which may be earned under the Award will become earned, with the actual number of Earned PRSUs determined based on actual performance through the end of the month immediately preceding the Termination Date, measured against the Performance Component based on actual performance through the end of the month immediately preceding the Termination Date. The number of Earned PRSUs calculated in accordance with this Section which become vested will be pro-rated based on the number of days in the Performance Period completed prior to the Termination Date, and such pro-rated number of Earned PRSUs (and any associated PRSU Dividend Equivalent Amount) shall be deemed vested in full and settled pursuant to Section 4(a), with the “Vesting Date” meaning the Termination Date. All other PRSUs and PRSU Dividend Equivalent Amounts shall be forfeited automatically and without further action as of the Termination Date.

(iii)With respect to the PRSUs, in the event of the Participant’s Qualifying Termination as of or after the completion of the Performance Period, but prior to the last Vesting Date applicable to the Earned PRSUs under the Award (i.e., prior to the second anniversary of the Determination Date), all unvested Earned PRSUs shall automatically and immediately vest as of the Termination Date. In such case, such number of Earned PRSUs (and any associated PRSU Dividend Equivalent Amount) shall be deemed vested in full and settled pursuant to Section 4(a), with the “Vesting Date” meaning the Termination Date.

(iv)With respect to the OPRSUs, in the event of the Participant’s Qualifying Termination prior to the completion of the Performance Period, a portion of the OPRSUs which may be earned and granted under the Award will become earned and granted no later than immediately prior to the Participant’s Qualifying Termination, with the actual number of Earned OPRSUs determined based on actual performance through the end of the calendar quarter immediately preceding the Termination Date, measured against the Performance Component based on actual performance through the end of the calendar month immediately preceding the Termination Date. The number of Earned OPRSUs calculated in accordance with this Section which become vested will be pro-rated based on the number of days in the Performance Period completed prior to the Termination Date, and such pro-rated number of Earned OPRSUs shall be deemed vested in full and settled pursuant to Section 4(a), with the “Vesting Date” meaning the Termination Date. All other rights to earn and/or be granted OPRSUs or OPRSU Dividend Equivalent Amounts shall be forfeited automatically and without further action as of the date of the consummation of the Termination Date.

(v)With respect to the OPRSUs, in the event of the Participant’s Qualifying Termination as of or after the completion of the Performance Period (but for purposes of this sentence, a Qualifying Termination shall include Retirement), but prior to the last Vesting Date applicable to the Earned OPRSUs under the Award (i.e., prior to the second anniversary of the Determination Date), all unvested Earned OPRSUs shall automatically and immediately vest as of the Termination Date. In such case, such number of Earned OPRSUs (and any associated OPRSU Dividend Equivalent Amount) shall be deemed vested in full and settled pursuant to Section 4(a), with the “Vesting Date” meaning the Termination Date.

(c)Termination for Cause. In the event of the Participant’s termination of Employment for Cause, then the Award, the RSUs (whether or not earned or vested) and any associated Dividend Equivalent Amounts, and any shares underlying RSUs that have not yet been transferred to the Participant, shall be forfeited automatically and without further action as of the Termination Date. For the avoidance of doubt, in addition to the foregoing, in the event of the Participant’s termination of Employment for Cause, the Participant shall forfeit any right to earn or to be granted any OPRSUs.

(d)Change in Control. Notwithstanding the foregoing:

(i)With respect to the TRSUs, in the event of a Change in Control during the Participant’s Employment and prior to the vesting of all tranches of the TRSUs (i.e, prior to the January 1st of the third calendar year following the Effective Date), all unvested TRSUs shall automatically and immediately vest as of immediately prior to the consummation of the Change in Control. In such case, such number of TRSUs shall be deemed vested in full and settled pursuant to Section 4(a), with the “Vesting Date” meaning the date of the consummation of the Change in Control.

(ii)With respect to the PRSUs, in the event of a Change in Control during the Participant’s Employment and prior to the completion of the Performance Period, a portion of the PRSUs which may be earned under the Award will become earned as of immediately prior to the consummation of the Change in Control, with the actual number of Earned PRSUs determined based on actual performance through the end of the month immediately preceding the consummation of the Change in Control, measured against the Performance Component based on actual performance through the end of the month immediately preceding the consummation of the Change in Control. In such case, such number of Earned PRSUs (and any associated PRSU Dividend Equivalent Amount) shall be deemed vested in full and settled pursuant to Section 4(a), with the “Vesting Date” meaning the date of the consummation of the Change in Control, and all other PRSUs and PRSU Dividend Equivalent Amounts shall be forfeited automatically and without further action as of the date of the consummation of the Change in Control.

(iii)With respect to the PRSUs, in the event of a Change in Control during the Participant’s Employment and as of or after the completion of the Performance Period, but prior to the last Vesting Date applicable to the Earned PRSUs under the Award (i.e., prior to the second anniversary of the Determination Date), all unvested Earned PRSUs shall automatically and immediately vest as immediately prior to the consummation of the Change in Control. In such case, such number of Earned PRSUs (and any associated PRSU Dividend Equivalent Amount)

shall be deemed vested in full and settled pursuant to Section 4(a), with the “Vesting Date” meaning the date of the consummation of the Change in Control.

(iv)With respect to the OPRSUs, in the event of a Change in Control during the Participant’s Employment and prior to the completion of the Performance Period, a portion of the OPRSUs which may be earned and granted under the Award will become earned and granted as of immediately prior to the consummation of the Change in Control, with the actual number of Earned OPRSUs determined based on actual performance through the end of the calendar quarter immediately preceding the consummation of the Change in Control, measured against the Performance Component based on actual performance through the end of the calendar quarter immediately preceding the consummation of the Change in Control. In such case, such number of Earned OPRSUs (and any associated OPRSU Dividend Equivalent Amount) shall be deemed vested in full and settled pursuant to Section 4(a), with the “Vesting Date” meaning the date of the consummation of the Change in Control, and all other rights to earn and/or be granted OPRSUs shall be forfeited automatically and without further action as of the date of the consummation of the Change in Control.

(v)With respect to the OPRSUs, in the event of a Change in Control during the Participant’s Employment and as of or after the completion of the Performance Period, but prior to the last Vesting Date applicable to the Earned OPRSUs under the Award (i.e., prior to the second anniversary of the Determination Date), all unvested Earned OPRSUs shall automatically and immediately vest as immediately prior to the consummation of the Change in Control. In such case, such number of Earned OPRSUs (and any associated OPRSU Dividend Equivalent Amount) shall be deemed vested in full and settled pursuant to Section 4(a), with the “Vesting Date” meaning the date of the consummation of the Change in Control.

6.Dividend Equivalent Rights.

(a)Each TRSU shall have a dividend equivalent right associated with it with respect to any cash dividends on Common Stock that have a record date after the Effective Date and prior to the applicable Settlement Date for such TRSU (the “TRSU Dividend Equivalent Amount”). The TRSU Dividend Equivalent Amount shall be paid concurrently with the corresponding Common Stock cash dividend, without regard to whether the TRSU is a Vested RSU.

(b)Each Earned PRSU shall have a dividend equivalent right associated with it with respect to any cash dividends on Common Stock that have a record date after the Effective Date and prior to the applicable Settlement Date for such Earned PRSU (the total accrued dividends for each earned PRSU, a “PRSU Dividend Equivalent Amount”). For the avoidance of doubt, no dividend equivalent right shall accrue in respect of a PRSU which is not earned based on the achievement of the Performance Component.

(c)The PRSU Dividend Equivalent Amount shall be calculated by crediting a hypothetical bookkeeping account for the Participant with an amount equal to the amount of cash dividends that would have been paid on the dividend payment date with respect to the number of shares of Common Stock underlying the unsettled Earned PRSUs (or PRSUs which become

Earned PRSUs in accordance with this Agreement) if such shares had been outstanding on the dividend record date. The Participant’s PRSU Dividend Equivalent Amount shall not be credited with interest or earnings.

(d)Any PRSU Dividend Equivalent Amount: (i) shall be subject to the same terms and conditions applicable to the Earned PRSU to which the dividend equivalent right relates, including, without limitation, the restrictions on transfer and the forfeiture conditions contained in the Agreement; (ii) shall vest and be settled upon the same terms and at the same time of settlement as the Earned PRSUs to which they relate; and (iii) will be denominated and payable solely in cash.

(e)Each Earned OPRSU shall have a dividend equivalent right associated with it with respect to any cash dividends on Common Stock that have a record date after the Determination Date and prior to the applicable Settlement Date for such Earned OPRSU (the “OPRSU Dividend Equivalent Amount” and together with the TRSU Dividend Equivalent Amount and the PRSU Dividend Equivalent Amount, the “Dividend Equivalent Amounts”). For the avoidance of doubt, no dividend equivalent right shall accrue in respect of an OPRSU which is not earned and granted based on the achievement of the applicable Performance Components.

(f)The OPRSU Dividend Equivalent Amount shall be calculated by crediting a hypothetical bookkeeping account for the Participant with an amount equal to the amount of cash dividends that would have been paid on the dividend payment date with respect to the number of shares of Common Stock underlying the unsettled Earned OPRSUs if such shares had been outstanding on the dividend record date. The Participant’s OPRSU Dividend Equivalent Amount shall not be credited with interest or earnings.

(g)Any OPRSU Dividend Equivalent Amount: (i) shall be subject to the same terms and conditions applicable to the Earned OPRSU to which the dividend equivalent right relates, including, without limitation, the restrictions on transfer and the forfeiture conditions contained in the Agreement; (ii) shall vest and be settled upon the same terms and at the same time of settlement as the Earned OPRSUs to which they relate; and (iii) will be denominated and payable solely in cash.

(h)The payment of the Dividend Equivalent Amounts, if any, will be net of all applicable withholding taxes pursuant to Section 7(g).

7.Miscellaneous.

(a)Administration. The Committee shall administer the Award. At the end of the Performance Period (or, earlier, as provided in Section 5), the Committee shall calculate and approve the number of Earned PRSUs awarded to the Participant under the Award and shall calculate and approve the number of Earned OPRSUs to be granted to the Participant under the Award.

(b)Agreement Subject to Plan; Amendment. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan.

The Awards and RSUs granted hereunder are subject to the Plan. The terms and provisions of the Plan are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. The terms of the Agreement and the Award Certificate may be amended from time to time by the Committee in its sole discretion in any manner that it deems appropriate; provided, that any such amendment that would materially and adversely affect any right of the Participant shall not to that extent be effective without the consent of the Participant.

(c)Participant is Unsecured General Creditor. The Participant and the Participant’s heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in any specific property or assets of the Company. Assets of the Company shall not be held under any trust for the benefit of the Participant or the Participant’s heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under the Agreement or the Plan. Any and all of the Company’s assets shall be, and remain, the general unrestricted assets of the Company. The Company’s sole obligation under this Agreement and in respect of the Award or the RSUs shall be merely that of an unfunded and unsecured promise of the Company to pay the Participant in the future, subject to the conditions and provisions of the Agreement and the Plan.

(d)No Transferability; No Assignment. Neither the Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate, alienate, or convey in advance of actual receipt, the Award or the RSUs. No part of the RSUs or the shares of Common Stock delivered in respect of any vested RSUs, and/or amounts payable under this Agreement shall, prior to actual settlement or payment, be subject to seizure, attachment, garnishment, or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by the Participant or any other person, be transferable by operation of law in the event of the Participant’s or any other person’s bankruptcy or insolvency, or be transferable to a spouse as a result of a property settlement or otherwise.

(e)No Right to Continued Employment. Neither the Plan nor this Agreement nor the Participant’s receipt of the Award hereunder (or shares of Common Stock issued in settlement of the Award) shall impose any obligation on the Company or any Affiliate to continue the Employment of the Participant. Further, the Company or any Affiliate (as applicable) may at any time terminate the Employment of such Participant, free from any liability or claim under the Plan or this Agreement, except as otherwise expressly provided herein or in any written employment agreement between the Participant and the Company (or any Affiliate).

(f)Limitation on Shareholder Rights. The Participant shall have no rights as a shareholder of the Company, no dividend rights (subject to Dividend Equivalent Rights as set forth in Section 6), and no voting rights with respect to the RSUs and any shares of Common Stock underlying or issuable in respect of such RSUs until such shares of Common Stock are actually issued to and held of record by the Participant. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of the shares of Common Stock, except for the Dividend Equivalent Rights as set forth in Section 6.

(g)Tax Withholding.

(i)Regardless of any action the Company takes with respect to any or all federal, state, or local income tax, employment tax or other tax-related items (“Tax Related Items”), the Participant acknowledges that the ultimate liability for all Tax Related Items associated with the RSUs (and the Dividend Equivalent Rights associated therewith) is and remains the Participant’s responsibility and that the Company: (A) makes no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant or vesting of the RSUs, the delivery of the shares of Common Stock, the subsequent sale of shares of Common Stock acquired at vesting, and the receipt of any Dividend Equivalent Rights; and (B) does not commit to structure the terms of the Award or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax Related Items. Further, if Participant has relocated to a different jurisdiction between the date of grant and the date of any taxable event, the Participant acknowledges that the Company may be required to withhold or account for Tax Related Items in more than one jurisdiction.

(ii) Prior to the relevant taxable event, the Participant shall pay or make adequate arrangements satisfactory to the Company, in its sole discretion, to satisfy all withholding and payment on account obligations for Tax Related Items of the Company. In this regard, the Participant authorizes the Company, in its sole discretion, to satisfy the obligations with regard to all Tax Related Items legally payable by the Participant with respect to the RSUs by withholding in shares of Common Stock otherwise issuable to the Participant, provided that the Company withholds only the amount of shares of Common Stock necessary to satisfy the minimum statutory withholding amount using the Fair Market Value of the shares of Common Stock on the Settlement Date. Participant shall pay to the Company any amount of Tax Related Items that the Company may be required to withhold as a result of the RSUs that are not satisfied by the previously described method. The Company may refuse to deliver the shares of Common Stock to the Participant if the Participant fails to comply with Participant’s obligations in connection with the Tax Related Items as described in this Section.

(h)Compensation Recovery Policy. The compensation under this Agreement shall be subject to being recovered under the Company’s compensation recovery policy, if any, or any similar policy that the Company may adopt from time to time. For avoidance of doubt, compensation recovery rights to shares of Common Stock issued under this Agreement shall extend to any proceeds realized by the Participant upon the sale or other transfer of such shares of Common Stock. Without limiting the generality of the foregoing, if in the opinion of the independent directors of the Board, (i) the Company’s financial results are restated or were materially misstated due in whole or in part to intentional fraud or misconduct by the Participant, and (ii) the payment or equity or equity-based award made or issued pursuant to this Agreement based on the corrected financial results would be less than the amount previously paid or issued, then by approval by a majority of the independent directors of the Board, the Board may, based upon the facts and circumstances surrounding the restatement, direct that the Company recover all or a portion of any payment or equity or equity-based award made or issued pursuant to this Agreement, and the Participant shall be required, in addition to any other remedy available (on a non-exclusive basis), to pay to the Company, within ten (10) business days’ of the Company’s request to Participant therefor, an amount equal to the excess, if any, of (A) the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) the Participant received upon the sale or other disposition of, or distributions in respect of the RSUs and any shares of Common Stock issued in respect of such RSUs over (B) the aggregate Cost of such shares (if any). For purposes of this Agreement, “Cost” means, in respect of any share of Common Stock, the amount paid by the Participant for such share, as proportionately adjusted for all subsequent distributions.

(i)Section 409A Compliance. The Award, the RSUs, and the shares of Common Stock and amounts payable under this Agreement are intended either to be exempt from, or to comply with, the requirements of Section 409A, so as to prevent the inclusion in gross income of any benefits accrued hereunder in a taxable year prior to the taxable year or years in which such amount would otherwise be actually distributed or made available to the Participants. The Agreement shall be administered and interpreted to the extent possible in a manner consistent with that intent. Notwithstanding anything to the contrary in this Agreement, if the Participant is a “specified employee” within the meaning of Section 409A, no payments in respect of any Award or RSU that is “deferred compensation” subject to Section 409A and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A) shall be made to the Participant prior to the date that is six months after the date of the Participant’s “separation from service” or, if earlier, the Participant’s date of death. Following any applicable six-month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day. The Participant is solely responsible and liable for the satisfaction of all taxes and penalties under Section 409A that may be imposed on or in respect of the Participant in connection with this Agreement, and the Company shall not be liable to the Participant or any other person for any payment made under this Plan that is determined to result in an additional tax, penalty, or interest under Section 409A, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A.

(j)Section 280G of the Code. In the event that the accelerated vesting of the RSUs or the amounts payable under this Agreement, together with all other payments and the value of any benefit received or to be received by the Participant, would result in all or a portion of such payment being subject to excise tax under Section 4999 of the Code (the “Excise Tax”), then the Participant’s payment shall be either (a) the full payment or (b) such lesser amount that would result in no portion of the payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state, and local employment taxes, income taxes, and the Excise Tax, results in the receipt by the Participant, on an after-tax basis, of the greatest amount of the payment notwithstanding that all or some portion of the payment may be taxable under Section 4999 of the Code. Any such reduction shall be made by the Company in compliance with all applicable legal authority, including Section 409A. All determinations required to be made under this Section shall be made by the nationally recognized accounting firm which is the Company’s outside auditor immediately prior to the event triggering the payments that are subject to the Excise Tax, which firm must be reasonably acceptable to the Participant (the “Accounting Firm”). The Company shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Company and the Participant. All fees and expenses of the Accounting Firm shall be borne solely by the Company. The Accounting Firm’s determinations must be made with substantial authority (within the meaning of Section 6662 of the Code).

(k)Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland applicable to contracts made and performed wholly within the State of Maryland, without giving effect to the conflict of law provisions thereof. Any suit, action, or proceeding with respect to this Agreement (or any provision incorporated by reference), or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of New York or the State of Maryland, and each of the Participant and the Company hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding, or judgment. EACH OF THE PARTICIPANT AND THE COMPANY HEREBY IRREVOCABLY WAIVES (I) ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK OR THE STATE OF MARYLAND, (II) ANY CLAIM THAT ANY SUCH SUIT, ACTION, OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM, AND (III) ANY RIGHT TO A JURY TRIAL.

(l)Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

* * * * *

BRIXMOR PROPERTY GROUP INC.
RESTRICTED STOCK UNIT AGREEMENT

AWARD CERTIFICATE

1.Brixmor Property Group Inc., a Maryland corporation (together with its Subsidiaries and their successors, the “Company”), and the Participant who is signatory hereto, hereby agree to the terms of this Award Certificate and the Brixmor Property Group Inc. Restricted Stock Unit Agreement (the “Agreement”) to which it is attached. All capitalized terms used in this Award Certificate and not defined herein shall have the meanings assigned to them in the Company’s 2013 Omnibus Incentive Plan (as amended from time to time, the “Plan”) or the Agreement.

2.Subject to the terms of this Award Certificate, the Agreement, and the Plan, the Company hereby grants to the Participant as of the Effective Date, the Award on the terms set forth below:

General [1]
Participant:	[ ]
Effective Date:	[ ]

Award - TRSUs
Number of TRSUs:	[ ]

Award - PRSUs
Threshold PRSUs:	[50% of Target]
Target PRSUs:	[Target]
Above Target PRSUs:	[150% of Target]
Maximum PRSUs:	[200% of Target]
Performance Period:	January 1, [ ] - December 31, [ ]
Determination Date:	December 31, [ ]
Beginning Stock Price:	$[ ] per share [the closing price of the Company’s Common Stock on the NYSE as of the last trading day before the beginning of the Performance Period]

Performance Component: 2

•	[Relative TSR Percentile] (Relative Weighting: [ ]%)

1 Bracketed items subject to determination as to each Award by the Committee.
2 One or more performance metrics provided for under the Plan may be used in an Award and may be assigned a relative weighting, all as determined by the Committee.

Level of Achievement	Performance Level Achieved	Percentage of Award Earned
Below Threshold	<[ ] Percentile	[0]%
Threshold	[ ] Percentile	[50]%
Target	[ ] Percentile	[100]%
Above Target	[ ] Percentile	[150]%
Maximum	≥[ ] Percentile	[200]%

Potential Award - OPRSUs
Threshold OPRSUs:	[0.5x TRSUs]
Target OPRSUs:	[1.0x TRSUs]
Above Target OPRSUs	[1.5x TRSUs]
Maximum OPRSUs:	[2.0x TRSUs]
Performance Period:	January 1, [ ] - December 31, [ ]
Determination Date:	December 31, [ ]

Performance Components: 3

•	[CAGR of Cumulative FFO Per Share] (Relative Weighting: [ ]%)

•	[CAGR of Same Property NOI] (Relative Weighting: [ ]%)

•
The number of OPRSUs determined based on one Performance Component shall be in addition to the OPRSUs determined based on the other Performance Component, and the number of OPRSUs determined based on each Performance Component shall be independent from the number based on the other Performance Component.

Level of Achievement	[CAGR of Cumulative FFO Per Share - Performance Level Achieved] ([ ]%)	[CAGR of Same Property NOI - Performance Level Achieved] ([ ]%)	Multiplier
Below Threshold	<[ ]%	<[ ]%	[0]x
Threshold	[ ]%	[ ]%	[0.5]x
Target	[ ]%	[ ]%	[1.0]x
Above Target	[ ]%	[ ]%	[1.5]x
Maximum	≥[ ]%	≥[ ]%	[2.0]x

3 One or more performance metrics provided for under the Plan may be used in an Award and may be assigned a relative weighting, all as determined by the Committee.

3.The Award and any RSUs which may vest and/or be earned under the Award are subject to the terms and conditions set forth in this Award Certificate, the Plan, and the Agreement. All terms and provisions of the Plan and the Agreement, as the same may be amended from time to time, are incorporated and made part of this Award Certificate. If any provision of this Award Certificate is in conflict with the terms of the Plan or the Agreement, then the terms of the Plan or the Agreement, as applicable, shall govern. The Participant hereby expressly acknowledges receipt of a copy of the Plan and the Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the date first above written.

BRIXMOR PROPERTY GROUP INC. By:__________________________________ Name: Title: Authorized Signatory	PARTICIPANT ___________________________________ Name: [Name]